                                                                    EXHIBIT 99.1

                                    UST INC.

                             RESULTS OF OPERATIONS

     Fourth quarter 1999 net sales increased 8% to $400.8 million, net earnings increased 11% to $118.0 million and diluted earnings per share increased 23% to $.70 as compared to the fourth quarter of 1998.

     The Company posted record results for the year ended December 31. Net sales increased 6% to $1.5 billion, net earnings increased 3% to $469.3 million and diluted earnings per share increased 10% to $2.68.

     The reported net earnings and diluted earnings per share comparison for 1999 was affected by tobacco settlement-related charges. Fourth quarter results included tobacco settlement-related charges of $1.7 million in 1999 versus $24 million in 1998, while year end results included charges of $9.4 million in 1999 versus $31.7 million in 1998. 1998 year end results also included a gain of $10.7 million resulting from the sale of certain commercial agricultural properties and the Company's video entertainment subsidiary.

     The Company continued to aggressively repurchase shares, repurchasing 4.4 million shares at a cost of $118 million in the fourth quarter. For the year, the Company repurchased 16.1 million shares at a cost of $466 million, representing 9% of the shares outstanding at the beginning of the year.

TOBACCO SEGMENT

     In the fourth quarter, net sales increased 5% to $333.4 million, as a result of higher prices and an increase in net unit volume of 1.3% to 159.4 million cans. Premium volume was off slightly, while non-premium volume contributed an additional 3.3 million cans to the results.

     Cost of products sold increased in the fourth quarter of 1999 and remained stable for the year end period. At year end, the Company reversed the previously estimated LIFO benefit when it was determined that the amount did not apply for financial reporting purposes.

     The Tobacco segment experienced a stronger first half of 1999 than originally anticipated. That, together with aggressive share repurchases, allowed increased spending in the second half while still achieving the corporate goal of increasing diluted earnings per share by 8 to 10%. Accordingly, direct selling and advertising expenses advanced $15.2 million, or almost 70% in the quarter, as compared to the fourth quarter of 1998. All other administrative expenses decreased.

     Operating profit, including settlement related charges, advanced 17% to $193.7 million for the quarter.

     For the year, net sales increased 5.1% to $1.3 billion, due to increased prices and a 1.4% increase in net unit volume to 634.4 million cans. Premium volume was stable, while non-premium volume added 8.6 million cans.

     Spending increased significantly for direct selling and advertising. Administrative expenses were lower primarily due to the decreased tobacco settlement-related charges.

     For the year, operating profit increased 8% to $777.1 million.

WINE SEGMENT

     In the fourth quarter, the Wine segment posted a net sales increase of 28% to $60.4 million, due to a 29% increase in premium case volume. Gross margin continued to be impacted by higher grape costs. Gross profit grew 19% on the strength of strong case sales. Direct and indirect selling and advertising expenses increased to support the momentum in case sales. Operating profit for the quarter increased 9% to $10 million.

     For the year, net sales increased 17% to $174.3 million, while operating profit declined 8% to $20 million, principally due to poor first half results.

                                      UST

                        CONSOLIDATED SALES AND EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                    FOURTH QUARTER
                                                           --------------------------------
                                                             1999        1998      % CHANGE
                                                             ----        ----      --------
Net sales................................................  $400,779    $371,546     + 7.9
Cost and expenses
  Costs of products sold.................................    92,695      77,710     +19.3
  Selling, advertising and administrative................   111,017     123,757     -10.3
                                                           --------    --------
  Total costs and expenses...............................   203,712     201,467     + 1.1
                                                           --------    --------
Operating income.........................................   197,067     170,079     +15.9
Interest expense (income), net...........................     5,256      (1,609)       --
                                                           --------    --------
Earnings before income taxes.............................   191,811     171,688     +11.7
Income taxes.............................................    73,769      65,279     +13.0
                                                           --------    --------
Net earnings.............................................  $118,042    $106,409     +10.9
                                                           ========    ========
Net earnings per share:
  Basic..................................................      $.70        $.57     +22.8
  Diluted................................................      $.70        $.57     +22.8
Cash dividends per common share..........................      $.42        $.40 1/2 + 3.7
Shares outstanding:
  Basic..................................................   169,044     185,288
  Diluted................................................   169,477     186,905

                                      UST

                        CONSOLIDATED SALES AND EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              YEAR ENDED DECEMBER 31,
                                                        ------------------------------------
                                                           1999          1998       % CHANGE
                                                           ----          ----       --------
Net sales.............................................  $1,512,331    $1,423,246     + 6.3
Cost and expenses
  Costs of products sold..............................     304,275       283,516     + 7.3
  Selling, advertising and administrative.............     431,578       407,452     + 5.9
                                                        ----------    ----------
  Total costs and expenses............................     735,853       690,968     + 6.5
                                                        ----------    ----------
Operating income......................................     776,478       732,278     + 6.0
Interest expense (income), net........................      13,535        (2,187)       --
                                                        ----------    ----------
Earnings before income taxes..........................     762,943       734,465     + 3.9
Income taxes..........................................     293,650       279,186     + 5.2
                                                        ----------    ----------
Net earnings..........................................  $  469,293    $  455,279     + 3.1
                                                        ==========    ==========
Net earnings per share:
  Basic...............................................       $2.69         $2.45     + 9.8
  Diluted.............................................       $2.68         $2.44     + 9.8
Cash dividends per common share.......................       $1.68         $1.62     + 3.7
Shares outstanding:
  Basic...............................................     174,355       185,544
  Diluted.............................................     175,114       186,880

                                    UST INC.

                 CAPITALIZATION AND OTHER FINANCIAL INFORMATION

                                 CAPITALIZATION

     The following table sets forth UST's consolidated historical capitalization as of December 31, 1999.

                                                                    (UNAUDITED)
                                                              AS OF DECEMBER 31, 1999
                                                              -----------------------
                                                                  (IN THOUSANDS)
Short-term debt.............................................         $ 70,965
Long-term debt..............................................          411,000
                                                                     --------
Total debt..................................................          481,965
                                                                     --------
Total stockholders equity...................................          200,804
                                                                     --------
Total capitalization........................................         $682,769
                                                                     ========

                          OTHER FINANCIAL INFORMATION
                                 (IN THOUSANDS)
                                  (UNAUDITED)

Total assets at December 31, 1999...........................  $1,015,648
EBITDA(1) for the year ended December 31, 1999..............  $  813,491
Interest expense for the year ended December 31, 1999.......  $   15,669

---------------
(1) Earnings before interest, taxes, depreciation and amortization.